Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ)
One Williams Center
Tulsa, OK 74172
News Release	800-600-3782

DATE: June 5, 2017

MEDIA CONTACT:	INVESTOR CONTACTS:

Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Partners Completes $1.45 Billion Offering of Senior Notes

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it has completed a public offering of $1.45 billion of its 3.750% senior notes due 2027.

Williams Partners intends to use the net proceeds of the offering for general partnership purposes, including the repayment of $1.4 billion aggregate principal amount of its 4.875% Senior Notes due 2023 or other of its outstanding indebtedness.

BofA Merrill Lynch, Deutsche Bank Securities and RBC Capital Markets acted as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters including:

Deutsche Bank Securities Inc.

Attn: Prospectus Group

60 Wall Street, New York, New York 10005-2836

1-800-503-4611

prospectus.cpdg@db.com

Merrill Lynch, Pierce, Fenner & Smith Incorporated

200 North College Street

NC1-004-03-43

Charlotte, NC 28255-0001

Attn: Prospectus Department

Toll-free: 1-800-294-1322

dg.prospectus_requests@baml.com

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281

(866) 375-6829

rbcnyfixedincomeprospectus@rbccm.com

About Williams Partners

Williams Partners (NYSE: WPZ) is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins. Williams Partners has operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale U.S. natural gas infrastructure, owns approximately 74 percent of Williams Partners.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.

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